CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 12, 1999, relating to the financial statements and financial highlights which appears in the September 30, 1999 Annual Report to Shareholders of Prudent Bear Fund (one of the portfolios constituting Prudent Bear Funds, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
January 27, 2000